CHURCHILL DOWNS INCORPORATED
EXECUTIVE SEVERANCE POLICY

1.	Purpose. The Churchill Downs Incorporated Severance Policy (“the Policy”) is established effective November 13, 2003, to provide Executives and Other Key Employees (both as defined below) of Churchill Downs Incorporated or its wholly-owned subsidiaries or Hoosier Park, L.P. (collectively, the “Company”) who are in a position to contribute materially to the success of the Company and its affiliates with severance income while they seek alternative employment if they are involuntarily separated from employment due to elimination of their positions or duties. “Elimination of their positions or duties” means elimination for lack of work, cost containment, a general reduction in force, or other reasons unrelated to job performance (“Job Elimination”). “Elimination of their positions or duties” specifically excludes, without limitation, termination of employment for cause or otherwise due to job performance or other job-related matters. As a condition for such severance income and other benefits under this Policy, the executive or other key employee shall release the Company from any and all actions, suits, proceedings, claims and demands related to employment by the Company and to the termination by signing a waiver and release document in a form provided by the Company. Such document shall include a statement that benefits under this Policy are conditioned upon the Company’s receipt of a signed release.

2.	Administration. This Policy is administered by the Chief Executive Officer of the Company. The Chief Executive Officer has complete discretion and authority with respect to the administration and application of the Policy, except as expressly limited by the terms of the Policy. The Chief Executive Officer must receive approval from the Compensation Committee of the Board of Directors (the “Committee”) in order to authorize severance outside of the terms of this Policy to the employees covered by this Policy in the context of the elimination of a position or duties.

3.	Participation. The Committee shall select the Executives and Other Key Employees who are eligible for severance under this Policy (the “Participants”). An Executive or Other Key Employee who is entitled to severance benefits pursuant to a separate written agreement with the Company shall not be eligible for severance under this Policy whether or not his or her specific position is listed on Exhibit A. Participants who are eligible for severance under this Policy are listed by job title on Exhibit A, which is attached here and incorporated by reference. A Participant shall not be eligible for Severance Pay if a Successor Employer (as defined below) offers him/her a job that (a) has a Base Salary that is no more than 10% less than the Participant’s then current Base Salary, (b) is located within fifty miles of the Participant’s then current place of employment from a Successor Employer and (c) commences within thirty days following his or her termination of employment by the Company, whether or not the participant accepts the employment offer. “Successor Employer” means any business organization that acquires (through merger, consolidation, reorganization, transfer of stock or assets, or otherwise) either (i) all or substantially all of the business or assets of the Company, or a division or subsidiary of the Company, or a business unit of the Company, including Hoosier Park, L.P., or (ii) the facility where the participant usually works.

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4.	Definitions.

a.	“Base salary” means the fixed compensation (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities.

b.	“Executive” means an employee of the Company with the title of vice president or higher.

c.	“Other Key Employee” means an employee who is not an Executive but is determined by the Committee to be in a position to contribute materially to the success of the Company.

d.	“Severance Benefits” means the benefits set forth in Section 6 of this Policy.

e.	“Severance Period” means the period commencing on the date of the Participant’s last day of employment with the Company and continuing for a period equal to the number of weeks of Severance Pay the Participant will receive pursuant to the Policy.

f.	“Years of Service” means the total of all full years of service and any partial years of service in which the Participant worked at least 6 months beginning with the Participant’s first day of employment with the Company.

5.	Severance Pay. Any Participant whose employment with the Company is terminated by the Company due to Job Elimination shall be eligible for Severance Pay hereunder provided the Participant has been employed by the Company for a minimum of 12 months and provided the Participant has returned a signed Release to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under applicable state and federal laws.

a.	Amount of Severance Pay. The amount of Severance Pay for which a Participant is eligible hereunder shall be determined in accordance with his or her status as an executive or key employee and his or her length of service with the Company. Severance Pay under this Policy means base pay and any pro-rata earned incentive bonus under the Company’s Incentive Compensation Plan.

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Chief Executive Officer: The Chief Executive Officer of the Company is entitled to severance benefits pursuant to a separate written agreement between the Company and the Chief Executive Officer and shall not be eligible for severance under this Policy.

Executive Vice President: An executive vice president shall be eligible for Severance Pay equal to four (4) weeks of base salary for each year of service with the Company. The minimum Severance Pay for an executive vice president shall be sixteen (16) weeks of base salary and the maximum severance for an executive vice president shall be fifty-two (52) weeks of base salary.

Corporate Senior Vice Presidents or Track President: A corporate senior vice president or track president shall be eligible for Severance Pay equal to three (3) weeks of base salary for each year of service with the Company. The minimum Severance Pay for a corporate senior vice president or track president shall be twelve (12) weeks of base pay and the maximum severance for a corporate senior vice president shall be twenty-six (26) weeks of base salary.

Corporate or Unit Vice President or Other Key Employee: A corporate or unit vice president or other key employee shall be eligible for Severance Pay equal to two (2) weeks of base salary for each year of service with the Company. The minimum severance pay for corporate or unit vice presidents or other key employees shall be two (2) weeks of base salary and the maximum severance for a corporate or unit vice president shall be twenty-six (26) weeks of base salary.

b.	Method of Payment. Severance Pay shall be paid to an eligible Participant pro rata by checks issued in accordance with the Company’s regular payroll schedule, commencing with the pay period following the expiration of the 7-day revocation period following the signing of the release or the business day following the Participant’s last day of employment, whichever is later.

c.	Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

6.	Outplacement Services. The Company shall provide standard outplacement services at the expense of the Company, but not to exceed in total an amount equal to $8,000, from an established outplacement firm selected by the Company. In order to receive outplacement services, the Participant must begin utilizing the services within 30 days of his or her date of termination.

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7.	Perquisites. The Participant’s right to use a Company automobile and any automobile allowance that the Participant was receiving in accordance with the arrangement in effect at the time of termination of the Participant’s employment will cease at the time of termination of the Participant’s employment. Any reimbursement for fringe benefits such as dues and expenses related to club memberships and expenses for professional services will cease at the time of termination of the Participant’s employment.

8.	Funding. The Policy shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Pay or Severance Benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Pay or Severance Benefits under the Policy and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Policy.

9.	Taxation. All Severance Pay and Severance Benefits shall be subject to federal, state and local tax deductions and withholding for the same.

10.	Non-Exclusivity of Rights. The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

11.	Amendment and Termination. This Policy may be amended or terminated by the Committee acting in its sole discretion at any time. In addition, Participants may be added and deleted by the Committee acting in its sole discretion at any time. No such termination or amendment shall affect the rights of any individual who is then entitled to receive Severance Pay at the time of such amendment or termination. Severance Pay is not intended to be a vested right. The Chief Executive Officer reserves the right in his sole discretion to interpret the Policy, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of the severance payments and make all other determinations he deems necessary or advisable for the administration of the Policy, subject to the appeals procedure in paragraph 16. The determination of the Chief Executive Officer on all matters regarding the Policy shall be conclusive. Copies of this Policy and any amendments shall be provided to each constituent entity of the Company and, in the absence of any written notice to the contrary, shall be deemed adopted by each such constituent.

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12.	Non-Assignability. Severance Pay and Severance Benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Pay or Severance Benefits under this Policy.

13.	Termination of Employment. Nothing in the Policy shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as though the Policy were not in effect. Nothing in the Policy shall be deemed to vest any rights in the Participant until the occurrence of a Job Elimination.

14.	Confidential Information. As a condition of receiving Severance Pay, Participants shall agree to hold, in a fiduciary capacity for the benefit of the Company, all confidential information regarding the Company acquired by the Participant while employed by the Company. This confidential information may include, but is not limited to, information regarding the Company’s business practices, trade secrets, policies, customer lists, contracts, financial and market data, marketing reports, pricing, business opportunities and other information of a confidential nature. In consideration of the Severance Pay and Benefits received by a Participant pursuant to this Policy, Participant shall agree and covenant that he or she (i) shall not use to the Company’s detriment and (ii) shall not divulge, publicly or privately, any specified or other such confidential information regarding any aspect of the Company’s business acquired during or as a result of his or her employment with the Company. Furthermore, to the extent that disclosure of any such information is controlled by statute, regulation or other law, Participant shall agree that he or she is bound by such laws and that this Policy does not operate as a waiver of any such non-disclosure requirement. In the event of any breach of confidentiality, the Company shall be entitled to injunctive relief, in addition to all other rights it may have at law or in equity.

15.	Governing Law. The terms of the Policy shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Kentucky including all matters of construction, validity and performance.

16.	Claims Procedure. Generally, benefits will be paid under the Policy (also, referred to as the “Plan”) without the necessity of filing a claim. If you believe you are being denied benefits under the Plan, you may file a written claim with the Chief Executive Officer. If a claim for a Plan benefits is denied in whole or in part, you will receive a written notice of the denial. This notice must be provided to you within a reasonable period of time, but not later than 90 days after receipt of the claim by the Chief Executive Officer, unless the Chief Executive Officer determines that special circumstances require an extension of time for processing your claim. If the Chief Executive Officer determines that an extension is necessary, notice of the extension will be furnished to you prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and when you can expect the benefit determination.

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The Chief Executive Officer’s notice of denial of your claim will contain the following information: (a) The specific reason or reasons for the adverse determination; (b) references to specific Plan provisions on which the determination is based; (c) a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; and (d) appropriate information as to the steps to be taken if you want to submit your claim for review, including a statement of your right to bring a civil action under ERISA following an adverse benefit determination on review.

If a claim is denied, you may appeal the adverse determination by filing a written request for a review of the claim with the Compensation Committee of the Board of Directors. The request for review must be made within 60 days of the date you receive the denial (or, if no written denial is received, within 60 days of the date when the denial was due). Send your written request for review to the Committee.

You may submit written comments, documents, records, and other information relating to your claim for benefits. You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. The review will take into account all comments, documents, records, and other information submitted by you relating to your claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee will provide you with a written notice of its decision on review within 60 days after the Committee’s receipt of your written claim for review, unless the Committee determines that special circumstances require an extension of time for processing your claim. If the Committee determines that an extension of time is required, written notice of the extension will be furnished to you prior to the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of the time and the date by which the Committee expects to render its determination on review. The extension will not exceed a period of 60 days from the end of the initial 60-day period.

In the case of an adverse benefit determination on review, the notice will set forth: (a) The specific reason or reasons for the adverse determination; (b) references to the specific Plan provisions on which the determination is based; and (c) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

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By participating in the Plan, you agree that (a) the Plan will not pay any benefit for a claim filed more than one year from the date you terminate employment, and (b) no legal or equitable action may be filed against the Plan or any Plan fiduciary more than 90 days after exhaustion of the your rights under the above claims procedure. You must exhaust all levels of the appeal procedure before you can bring an action at law or equity. The power and authority of the Chief Executive Officer and the Committee shall be discretionary with respect to all matters arising before each of them under this claims procedure.

17.	Your Rights Under ERISA. As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants are entitled to: examine, without charge, at the Plan Administrator’s office and at other specified locations (such as worksites), all documents governing the Plan, including insurance contracts, if any; and obtain copies of documents governing the operation of the Plan, including insurance contracts, if any, and updated summary plan description upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a pension or welfare benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal the denial, all under certain time schedules. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the plan administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order, you may file suit in federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. However, if you lose, the court may order you to pay the costs and fees; for example, if it finds your claim is frivolous.

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If you have any questions about the Plan, you should call or write the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

18.	Plan Information. This is a welfare plan and this document serves as the Plan’s official plan document and as the summary plan description. The Company is the plan administrator for ERISA reporting and disclosure purposes. The Company’s address is 700 Central Avenue, Louisville, Kentucky 40208, and service of process may be made on the Company at this address. The Company’s employer identification number is 35-1930820, and the telephone number is 502-636-4400.

IN WITNESS WHEREOF, the Company has caused this Policy to be executed in its name by its duly authorized officer as of the 13th day of November, 2003.

Churchill Downs Incorporated
By: /s/Thomas H. Meeker
Thomas H. Meeker
Title: President & Chief Executive Officer

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EXHIBIT A

CHURCHILL DOWNS INCORPORATED

Corporate Executive Vice President and Chief Financial Officer
Corporate Executive Vice President and Chief Operating Officer
Senior Vice President, General Counsel and Secretary
Senior Vice President, Sales and Marketing
Senior Vice President, Public Affairs
Vice President, Finance and Treasurer
Vice President, New Media
Vice President, Development
Vice President, Community Relations
Vice President, Sales
Vice President, Marketing
Assistant Secretary
President, Churchill Downs Simulcast Network
Vice President, Churchill Downs Simulcast Network
Senior Vice President, Racing (CDMC)
Vice President, Finance and Administration, and Treasurer (CDMC)

CHURCHILL DOWNS

President
Vice President, Administration
Vice President, Racing Communications
Vice President, Track Superintendent
Vice President, Marketing and Group Sales
Vice President, Guest Services
Vice President, Operations
Controller

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ARLINGTON PARK

President
Executive Vice President, Racing and Racing Secretary
Vice President, Administration
Vice President, Finance
VicePresident, Marketing
Vice President, Legislative Affairs

HOLLYWOOD PARK

President
General Manager
Vice President, Finance
Vice President, Marketing

CALDER RACE COURSE

President
General Manager
Vice President, Finance
Vice President, Marketing

HOOSIER PARK

President
Vice President, Finance
Vice President, Marketing
Vice President, Communications

ELLIS PARK

General Manager

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